Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES EXERCISE OF

OVER-ALLOTMENT OPTION BY UNDERWRITERS

LEXINGTON, MA, June 30, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that the underwriters have exercised an over-allotment option to purchase an additional 1,050,000 shares of its common stock in connection with its common stock offering that priced on June 28, 2006. Including the over-allotment shares being purchased, the offering will total 8,050,000 shares at a public offering price of $4.65 per share, resulting in expected net proceeds to the Company of approximately $34.8 million.

UBS Investment Bank acted as the sole book-running manager and CIBC World Markets, JMP Securities, and Leerink Swann & Company acted as co-managers for the offering.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171 (212-821-3000). This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for premature ejaculation and also stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.